Exhibit 10(xi)


                     2010 Schedule of Director Compensation
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The directors of the Company and the Bank other than the Chairman of the Board will be compensated for their services in the amount of $600 per board meeting held. All directors, other than inside directors, also will receive a fee of $500 for each committee meeting held. The Chair of the Audit Committee will receive a fee of $2,000 for each Audit Committee meeting held. All other committee chairpersons will receive $650 for each committee meeting held. The Chairman of the Board of Directors will receive an annual fee of $38,000 and will not receive any additional compensation for meetings attended.

Directors may defer receipt of fees into a grantor trust established by the Company. Amounts which are deferred are invested by the trust in various mutual funds or Company common stock at the participant's direction.